Exhibit 10.1

Consultancy Agreement

This Consultancy Agreement (“Agreement”) sets forth the mutual agreement of Dell Inc., for itself and its subsidiaries (collectively, “Dell”), Schuckenbrock Consulting, LLC (“Consultant”), and Stephen F. Schuckenbrock (“Schuckenbrock”) regarding the provision of consultant services by Consultant to Dell as described below.

Term of Agreement

1. The term of this Agreement will run from April 1, 2013 through March 31, 2014, unless terminated earlier by Consultant or Dell in accordance with the Termination Provisions contained in this Agreement.

Consultant Services

2. Consultant will, through Schuckenbrock, provide consulting services to Dell in the area of Services and Cloud Solutions and in an amount not to exceed, on average, 20% of the time Schuckenbrock devoted, on average, to providing services to Dell during the three years preceding March 31, 2013.

3. Dell and Consultant understand and intend that the relationship created between them by this Agreement is one of an independent contractor. Consultant and Schuckenbrock specifically acknowledge that, in providing services under this Agreement, neither Consultant nor Schuckenbrock is an employee of Dell and: (i) they have no authority to bind Dell or any of its affiliates or subsidiaries; (ii) no agent, employee or servant, if any, of Consultant, nor Schuckenbrock himself, will be or will be deemed to be an employee, agent or servant of Dell; (iii) they are not entitled to participate in any benefit plans, programs or arrangements offered, or which may in the future be provided, by Dell or any of its affiliates to its or their employees; and (iv) they will be responsible for, and agree to pay in a timely fashion, their own taxes and Dell will not withhold any taxes on their behalf.

Payments

4. Consultant will be paid a lump sum of $500,000 on or before April 30, 2013, unless (i) Consultant or Schuckenbrock shall have (x) committed a non-trivial breach of Dell’s Code of Conduct, of this Consultancy Agreement, or of other agreements with Dell, including without limitation, Schuckenbrock’s Protection of Sensitive Information, Non-compete and Non-solicitation Agreement between Schuckenbrock and Dell (“Non-compete Agreement”), which breach, if curable, is not cured within 5 business days after Consultant received a written notice from Dell describing the breach in reasonable detail and requesting cure or (y) committed an act that constitutes a felony (any such uncured breach, or act, being “Cause” under this Consultancy Agreement), or (ii) this Consultancy has been terminated by Dell for Cause, or by Consultant for any reason, prior to the payment date.

5. Consultant will be paid a lump sum of $1,000,000 on April 1, 2014, provided that this Consultancy has not been terminated by Dell for Cause, as a result of Schuckenbrock’s full time employment, or by Consultant for any reason, prior to the payment date.

Consultant and Schuckenbrock acknowledge that they are responsible for payment of any and all income taxes, including estimated quarterly payments. Dell’s only responsibility in this regard is the issuance of an IRS Form 1099, if applicable, and filing thereof with the appropriate IRS office.

Expenses

6. Consultant will be reimbursed, within 30 days of submission, for any expenses that it reasonably incurs in connection with its work for Dell and that comply with Dell expense reimbursement policies.

Termination

7. Termination Generally. Either Dell or Consultant may terminate this Consultancy at any time for any reason whatsoever so long as 30 days advance written notice is provided. In the event of any termination of this Consultancy by Consultant under this paragraph, Consultant will be entitled to the payments provided for in paragraph 4 (if already paid, or due to be paid, to Consultant), and to the payment (if any) provided for in paragraph 9, and will be reimbursed for any expenses already incurred to the extent provided in paragraph 6 of this Agreement, but will not be entitled to any other payments under this Agreement. In the event of a termination of this Consultancy without Cause by Dell, Consultant will be entitled to the payments provided for in paragraphs 4 and 5 of this Agreement and will be reimbursed for any expenses already incurred to the extent provided in paragraph 6 above.

8. Termination With Cause. Dell may terminate this Consultancy at any time, with no advance notice, for Cause. In the event of a termination of this Consultancy by Dell for Cause, Consultant will not be entitled to any payments under this Agreement.

9. Termination Due to Employment. If, after April 1, 2013, Consultant terminates this Consultancy in accordance with Section 7, above, or if, after April 1, 2013, Schuckenbrock begins full time employment with an entity which does not violate his Non-compete Agreement, this Consultancy will end and Dell will, on April 1, 2014, pay Consultant $19,231 for each week or part of a week that elapses from April 1, 2013 through the earliest of the date that such termination becomes effective, the date that such employment commences, and April 1, 2014, and will reimburse Consultant for any expenses already incurred to the extent provided in paragraph 6 above, but Consultant will not be entitled to any other payments under this Agreement. If Schuckenbrock begins or intends to begin employment with an entity which would violate his Non-compete Agreement, Dell shall be entitled to terminate this Consultancy Agreement for Cause under paragraph 8 above.

Intellectual Property

10. Except for pre-existing intellectual property (including Schuckenbrock’s and Consultant’s Licensed Materials as defined below) incorporated in or used in the performance of the services under this Agreement, Consultant and Schuckenbrock agree that the deliverables produced under this Agreement shall constitute the work product of Dell (the “Dell Work Product”). Additionally, other than Consultant’s and Schuckenbrock’s Intellectual Property, Work Product shall further include without limitation: all tools, data (including without limitation specifications) and/or methods used to design, create, generate or otherwise develop the deliverables and/or perform the services; and all patent, copyright, trade secret or other proprietary or intellectual property rights developed with respect to the creation of deliverables or performance of the services.

11. To the extent that the Dell Work Product requires for use pre-existing works owned by or licensed to Consultant or Schuckenbrock (the “Licensed Materials”), Dell hereby acknowledges their ownership of the Licensed Materials; and Dell acknowledges that it does not have any ownership interest in such Licensed Materials. Notwithstanding the foregoing, with respect to the Licensed Materials, unless otherwise set forth in an Addendum or Schedule, Consultant and Schuckenbrock hereby grant to Dell an irrevocable, non exclusive, worldwide, royalty free license to: (i) use, execute, produce, display, perform, copy, distribute (internally or externally) copies of, and prepare derivative works based upon the Licensed Materials and their derivative works, and (ii) authorize others to do any, some, or all of the foregoing.

12. All Dell Work Product is solely and exclusively the property of Dell. To the extent any Dell Work Product qualifies as a “work made for hire” under applicable copyright law, it will be considered a work made for hire and the copyright will be owned solely and exclusively by Dell. To the extent that any Dell Work Product is not considered a “work made for hire” under applicable copyright law, Consultant and Schuckenbrock hereby assign and transfer all of its rights, title and interest in and to the Dell Work Product to Dell. Furthermore, Consultant shall ensure that its employees, subcontractors, representatives, agents or other contractors engaged to perform Services hereunder comply with the terms of this Agreement particularly this Section.

13. Consultant and Schuckenbrock will, as part of the Dell Work Product, disclose promptly in writing to Dell all of the Dell Work Product and document all intellectual property rights as Dell personnel may direct. Furthermore, Consultant and Schuckenbrock shall, upon request, provide to Dell any or all of the Dell Work Product.

14. Consultant and Schuckenbrock agree that, upon reasonable request by Dell and at Dell’s sole expense, they will take any action, and fully cooperate with Dell, to effect the provisions of paragraphs 10 through 15 of this Agreement or to defend a lawsuit involving Consultant’s or Schuckenbrock’s work for Dell.

15. Neither Consultant nor Schuckenbrock will use the name of Dell nor any Dell trademarks, trade names, service marks, or quote the opinion of any Dell employee in any advertising , presentations or otherwise without first obtaining the prior written consent of an officer of Dell.

Confidentiality

16. Neither Consultant nor Schuckenbrock will use, publish, misappropriate, or disclose any Confidential or Proprietary Information, during or after the term of this Agreement, except as required by the provision of services under this Agreement or as authorized in writing by Dell. Any confidential information that will be disclosed by any party related to this Agreement will be disclosed pursuant to the terms and conditions of the Non-Disclosure Agreement between Schuckenbrock and Dell, which is specifically incorporated by reference herein. Notwithstanding anything contrary in the terms of the applicable Non-Disclosure Agreement, any trade secrets or other proprietary information of Dell, whether oral, visual or written, shall constitute confidential information of Dell even if not marked as such. For written deliverables provided pursuant to any performance of services, Consultant shall mark such deliverables, including without limitation any interim or final status reports, updates, or presentations, exclusively as “Dell Confidential” and shall not mark, or jointly-mark, such deliverables as “Consultant Confidential.” Further, Consultant’s and Schuckenbrock’s obligation to preserve the confidentiality of such trade secrets or proprietary information shall continue in perpetuity. The terms and conditions of this Agreement will be considered confidential, provided, however, that Schuckenbrock shall be permitted to disclose his post employment restrictions, under this Agreement and other Dell arrangements, in confidence to any potential new employer.

Non- Disparagement

17. Consultant and Schuckenbrock agree that they will not, directly or indirectly, make any statement, oral or written, or perform any act or omission that criticizes, denigrates, disparages or is, or could be, detrimental to the reputation or goodwill of Dell or to the reputation (personal or professional) or goodwill of any Executive of Dell, including without limitation any member of Dell’s Board of Directors or Executive Leadership Team. Consultant and Schuckenbrock understands that Consultant’s and/or Schuckenbrock’s good faith and truthful compliance with a subpoena or other legally compulsive process, including being required to provide testimony as a witness in a lawsuit, will not be in violation of this provision. However, Consultant and Schuckenbrock agree that in the event they are subject to compulsive legal process such as a subpoena or court order to testify as a witness, within three days of receipt of said subpoena or other legal process, they shall provide Dell notice of said process by faxing or emailing a copy of the subpoena or other legal process to Dell’s General Counsel. By way of emphasis and not limitation to any other termination reason, any breach of this Paragraph will result in immediate termination of this Agreement and Consultant will not be entitled to any payments due under this Consultancy Agreement after the date of termination.

Non-compete and Non-Solicitation

18. Schuckenbrock hereby acknowledges and reaffirms that the Protection of Sensitive Information, Non-compete and Non-solicitation Agreement with Dell (“Non-compete Agreement”) he previously executed with Dell remains in full force and effect. Schuckenbrock acknowledges and affirms in this Agreement that his pre-existing Non-compete is reasonable, and necessary to protect Dell’s legitimate business interests and is a material inducement to Dell’s decision to enter into this Consultancy Agreement. Accordingly, Schuckenbrock will fully comply with each and every provision of his pre-existing Non-compete Agreement and understands and acknowledges that violations will, to the extent set forth in this Agreement, lead to forfeiture of any right to receive the payments described in this Agreement. By way of emphasis and not limitation to any other termination reason, any non-trivial uncured breach of the Non-compete Agreement will result in immediate termination of this Agreement and Consultant will not be entitled to any payments under this Consultancy Agreement that are not already due to be paid. Dell confirms that Consultant’s service under this Consultancy Agreement will not act to lengthen the time periods during which Schuckenbrock is subject to post-employment restrictions under the Non-compete Agreement or under any other Dell arrangement (with the exception of Consultant’s and Schuckenbrock’s confidentiality obligations under law or agreement), and that all such post-employment restricted periods shall begin to run no later than April 1, 2013.

Other Provisions

19. At all times while on Dell’s premises and while performing the services under this Agreement, Consultant and Schuckenbrock will observe Dell’s rules, policies, and practices with respect to conduct, health and safety, and protection of persons and property, including but not limited to the Dell Code of Conduct.

20. Schuckenbrock agrees that his name, voice, picture, and likeness may be used in Dell’s advertising, training aids and other materials without payment of separate compensation.

21. When this Agreement terminates, Consultant and Schuckenbrock will promptly deliver to a designated Dell representative all originals and copies of all materials, documents and property of Dell which are in their possession or control, other than (x) documents relating to Consultant’s or Schuckenbrock’s personal entitlements and obligations and (y) Schuckenbrock’s personal rolodex (and electronic equivalents) .

22. This Agreement constitutes the entire Agreement among Consultant, Schuckenbrock and Dell concerning the topics covered herein. This document replaces any earlier or contemporaneous communication or agreement with Dell about these topics, except those provisions of Consultant’s and Schuckenbrock’s agreements with Dell which are intended to survive the termination of employment with Dell, expressly including Schuckenbrock’s Protection of Sensitive Information, Non-compete and Non-solicitation Agreement.

23. The laws of the State of Texas govern this Agreement and all disputes will be resolved in Williamson County, Texas. This Agreement may be changed only by a written document signed by Consultant, Schuckenbrock and by a duly authorized officer of Dell. If any provision of this Agreement is held by a court of law to be illegal, invalid, or unenforceable, the legality, validity and enforceability of the remaining provisions of this Agreement will not be affected or impaired thereby.

Accepted and Agreed:

/s/ Stephen Schuckenbrock	/s/ Steve Price
Schuckenbrock Consulting, LLC	Dell, Inc.
Stephen F. Schuckenbrock	By: Steve Price
Principal

February 22, 2013	February 22, 2013
Date	Date

/s/ Stephen Schuckenbrock
Stephen F. Schuckenbrock

February 22, 2013
Date